Exhibit 5.01

POULTON & YORDAN
ATTORNEYS AT LAW

November 1, 2019

Board of Directors
Freedom Holding Corp.
“Esentia Tower” BC, Floor 7
77/7 Al Farabi Ave
Almaty, Kazakhstan 050040

Re: Registration Statement on Form S-8; 3,740,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Freedom Holding Corp., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 3,740,000 shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of the Company issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

We have examined the Registration Statement as filed with the Securities and Exchange Commission. We have also examined and relied upon the minutes of the meetings of the stockholders and the Board of Directors, or committees thereof, of the Company as provided to us by the Company, the Restated Articles of Incorporation, the By-laws of the Company, the Plan and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth, and we have made no independent investigation of such matters.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals or such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Nevada Revised Statutes and we express no opinion with respect to any other laws.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Plan and pursuant to the agreements that accompany the Plan, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

POULTON & YORDAN

/s/ Poulton & Yordan
Attorneys at Law